Registration Statement No. 333-264388

Filed Pursuant to Rule 433

Dated February 3, 2025

NEW ISSUE: Bank of Montreal’s Callable Barrier Notes with Contingent Coupons Linked to the Least Performing of Three Reference Assets These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Issuer: Bank of Montreal Minimum Investment: $1,000 (and $1,000 increments thereafter) DATES Offering Period Closes: February 03, 2025 Pricing Date: On or about February 03, 2025 Settlement Date: On or about February 06, 2025 Valuation Date: On or about February 03, 2028 Maturity Date: On or about February 08, 2028 Term: Approximately 3 Years Issue: ARC - 4576 REFERENCE ASSETS The shares of SPDR ® S&P ® Regional Banking ETF (Bloomberg symbol: “KRE”) The shares of iShares ® Russell 2000 ETF (Bloomberg Symbol “IWM”) The shares of iShares ® MSCI Emerging Markets ETF (Bloomberg Symbol “EEM”) TERMS Contingent Interest Rate: Approximately 10.00% of the principal per annum (2.50% per quarter), if payable, unless earlier redeemed. Trigger Level: With respect to each Reference Asset, 65% of its Initial Level Coupon Barrier Level: With respect to each Reference Asset, 65% of its Initial Level CUSIP 06376D3S1 Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 264388 | February 3, 2025 TERMS CONTINUED Contingent Coupons: If the closing level of each Reference Asset is greater than or equal to its Coupon Barrier Level as of the applicable Observation Date, a Contingent Coupon will be paid at the Contingent Interest Rate. Issuer Call: Beginning on August 04, 2026, Bank of Montreal may, in its discretion, elect to call the notes in whole, but not in part, on any Observation Date. After the notes are redeemed pursuant to the Issuer Call, investors will not receive any additional payments in respect of the notes. If Bank of Montreal elects to call the notes, the Bank of Montreal will deliver notice to the trustee on or before the applicable Observation Date. Observation Dates: As set forth on page 2 hereof. Contingent Coupon Payment Dates: As set forth on page 2 hereof. Call Settlement Date: If Bank of Montreal elects to call the notes, the Contingent Coupon Payment Date immediately following the relevant Observation Date. Trigger Event: With respect to a Reference Asset, the closing level of the Reference Asset is less than its Trigger Level on the Valuation Date. Payment Upon Issuer Call : If Bank of Montreal elects to call the notes, investors will receive their principal amount plus any Contingent Coupon otherwise due on the Call Settlement Date. INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential to earn periodic income, subject to a redemption, while offering limited downside protection against a slight to moderate decline in the Reference Assets over the term of the notes. As such, the notes may be suitable for investors with a moderately bullish view of the Reference Assets over the term of the notes. The performance of the notes may not be consistent with the investment objective. This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated February 3, 2025, the Product Supplement dated July 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated May 26, 2022.

2 Observation Dates and Contingent Coupon Payment Dates : Payment at Maturity (if held to the Maturity Date): If the notes are not subject to an Issuer Call, the payment at maturity for the notes is based on the performance of the Reference Assets. You will receive $1,000 for each $1,000 in principal amount of the notes, unless a Trigger Event has occurred. If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to: $1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset)] This amount will be less than the principal amount of your notes, and may be zero. Least Performing Reference Asset: The Reference Asset that has the lowest Percentage Change. Percentage Change: The Percentage Change of each Reference Asset, expressed as a percentage, is calculated using the following formula: (Final Level – Initial Level) / Initial Level Initial Level: With respect to each Reference Asset, the closing level of such Reference Asset on the Pricing Date. Final Level: With respect to each Reference Asset, the closing level of such Reference Asset on the Valuation Date. Principal at Risk: Investors in these notes could lose all or a substantial portion of their investment at maturity if there has been a decline in the market value of any Reference Asset and the Final Level of any Reference Asset is less than its Trigger Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Secondary Market: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Observation Dates Contingent Coupon Payment Dates May 5, 2025 May 8, 2025 August 4, 2025 August 7, 2025 November 3, 2025 November 6, 2025 February 3, 2026 February 6, 2026 May 4, 2026 May 7, 2026 August 3, 2026 August 6, 2026 November 3, 2026 November 6, 2026 February 3, 2027 February 8, 2027 May 3, 2027 May 6, 2027 August 3, 2027 August 6, 2027 November 3, 2027 November 8, 2027 Valuation Date Maturity Date

3 Selected Risk Considerations: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to the entire principal amount of your notes, and your potential return on the notes is limited to any Contingent Coupon payments, if any. If the notes are not subject to an Issuer Call and a Trigger Event has occurred, you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level. • You may not receive any Contingent Coupons with respect to your notes. • Your notes are subject to early redemption. If the notes are so redeemed, you will not receive any additional Contingent Coupons, and you may not be able to invest the proceeds in a security with a similar return. • Your return on the notes is limited to the Contingent Coupons, if any, regardless of any increase in the level of any Reference Asset. • Whether you receive any Contingent Coupons and your payment at maturity may be determined solely by reference to the Least Performing Reference Asset, even if any other Reference Assets perform better. • The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. • A higher Contingent Interest Rate or lower Trigger Levels or Coupon Barrier Levels may reflect greater expected volatility of the Reference Assets, and greater expected volatility generally indicates an increased risk of loss at maturity. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Owning the notes is not the same as owning shares of the Reference Assets or a security directly linked to the Reference Assets. • You will not have any shareholder rights and will have no right to receive any shares of the Reference Assets (or any company included in a Reference Asset) at maturity. • Changes that affect an Underlying Index will affect the market value of the notes, whether the notes will be automatically redeemed, and the amount you will receive at maturity. • We have no affiliation with any index sponsor of any Underlying Index and will not be responsible for any index sponsor's actions. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • You will not have any shareholder rights and will have no right to receive any shares of the Reference Assets at maturity. • You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. • An investment in the notes is subject to risks associated with concentration in the banking industry. • A n investment in the notes, is subject to risks associated with a small market capitalization. • An investment in the notes is subject to foreign currency exchange rate risk. • An investment in the notes is subject to risks associated with foreign securities markets. • An investment in the notes is subject to risks associated with emerging markets.

4 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following table illustrates the hypothetical payments on a note at maturity, assuming that the notes are not subject to a n Issuer Call. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of $100.00, a hypothetical Trigger Level of $65.00 (65.00% of the hypothetical Initial Level), a range of hypothetical Final Levels and t he effect on the payment at maturity. The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not subject to an Issuer Call, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. If the notes are subject to an Issuer Call prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, th e principal amount plus any applicable Contingent Coupon. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes. Hypothetical Final Level of the Least Performing Reference Asset Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level Payment at Maturity (Excluding Coupons) $200.00 200.00% $1,000.00 $180.00 180.00% $1,000.00 $160.00 160.00% $1,000.00 $140.00 140.00% $1,000.00 $120.00 120.00% $1,000.00 $100.00 100.00% $1,000.00 $90.00 90.00% $1,000.00 $80.00 80.00% $1,000.00 $70.00 70.00% $1,000.00 $65.00 65.00% $1,000.00 $64.99 64.99% $649.90 $60.00 60.00% $600.00 $40.00 40.00% $400.00 $20.00 20.00% $200.00 $0.00 0.00% $0.00

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated February 3, 2025 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated February 3, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925001718/z23250fwp.htm • Product Supplement dated July 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922009102/r712220424b2.htm • Prospectus Supplement and Prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 5